CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 29, 2019, relating to the financial statements and financial highlights of Integrity Short Term Government Fund (formerly known as M.D. Sass Short Term U.S. Government Agency Income Fund), a series of The Integrity Funds, for the year ended May 31, 2019, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Chicago, Illnois

January 17, 2020